Exhibit 10.14

28 August 2009

Raman Kapur

Dear Raman:

We are thrilled to invite you to join us and extend to you an offer of employment with Splunk Inc. (the “Company”).  You will be reporting to Phil Oreste in the role of Corporate Controller.  This offer is contingent upon the completion of a satisfactory background check.  The terms of our offer and the benefits currently provided by Splunk are as follows:

1. Starting Salary.  Your starting base salary will be $165,000 per year and you will be paid semi-monthly at a rate of $6,875.00.  In addition, you will be eligible to earn an annual variable compensation of $16,500 based on achieving a combination of individual goals and a company sales bookings goal.  Your first-year on target earnings will be $181,500.  Bonus payments are payable 45 days after the end of each quarter.

2. Start Date.  Your start date will be Monday August 31, 2009.

3. Benefits.  You will be eligible to participate in regular healthcare, retirement and other employee benefit plans established for our employees.  The Company covers 75% of the medical benefit expenses on your behalf.  You will be required to pay the remaining 25% through a payroll deduction.  The Company covers all standard dental, vision and life insurance benefit costs.  You will be eligible for healthcare benefits the first day of the month following your start date including retirement benefits.  You will also be entitled to 15 days of Personal Time Off (PTO) per year of employment accrued on a monthly basis.

4. Stock Options.  We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to 75,000 shares of Common Stock of the Company under our equity incentive plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves your stock option grant.  The shares you will be given the opportunity to purchase will vest over a four (1) year period beginning on the date you first start your employment with the company with 25% of the shares vesting on the one (1) year anniversary of your start date and the remainder to vest monthly over the remaining 36 months, so long as you remain employed by the Company.

5. Confidentiality.  As an employee of the Company, you will have access to certain confidential Information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the

Company nr in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6. At-Will Employment. Although during your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause — the first 90 days are considered your probationary period.  Your participation in any stock option or benefit program Is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Authorization to Work.  Please note that because of employer regulations adopted in the immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

8. Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing., as defined by the MA arbitrator.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Acceptance.  To accept the offer, please sign in the space indicated and fax it to Human Resources at 415.738.5456.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Please feel free to contact me if you have any questions at (415) 848-8503.

Best,

Phil Oreste

Vice President, Finance and Operations

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Raman Kapur	8/28/09
Raman Kapur	Date